Exhibit 10.28

Amended and Restated
FIRST NIAGARA BANK AND First Niagara Financial Group, Inc.
Directors Deferred Fees Plan

Section 1.Purpose and Effective Date. The purpose of the Amended and Restated First Niagara Bank and First Niagara Financial Group, Inc. Directors Deferred Fees Plan (the “Plan”) is to give each member of the Boards of Directors of First Niagara Bank, N.A. (the “Bank”) and First Niagara Financial Group, Inc. (“FNFG”) who is not an officer or employee of FNFG or any of its subsidiaries (each, a “Director”), the opportunity to defer payment of all or a portion of his or her cash and equity compensation for services as a director. As used in the Plan, the term “Company” means both the Bank and FNFG, unless the context clearly requires otherwise. The Plan was originally adopted effective August 18, 1992. The Plan was amended and restated effective April 20, 1998, was further amended and restated on December 8, 2008, effective as of January 1, 2005, and is hereby further amended and restated effective December 10, 2013.

Section 2.Administration. The Plan shall be interpreted and administered by the Compensation Committee of the Board of Directors of FNFG, or such other committee designated by the Board of Directors of FNFG to administer the Plan (the “Committee”). Determinations made by the Committee pursuant to the Plan shall be final and binding on all parties. To the extent permitted by law or other applicable regulation, the Committee may authorize one or more of its members or any other person to act on its behalf. Any reference to the Committee shall be deemed to include any person to whom any duty of the Committee has been delegated.

Section 3.Eligibility and Deferrals. Each Director is eligible to participate in the Plan. A Director shall commence participation in the Plan (each, a “Participant”) by making a deferral election in accordance with Section 4 of the Plan on the election form(s) established from time to time by the Committee (the “Deferral Election Form”).
(a)Cash Compensation. Each Director may elect to defer payment of all or any portion of his or her member and chairperson retainers or other cash compensation (“Cash Compensation”). The Deferral Election Form shall set forth the percentage or dollar amount of Cash Compensation subject to such deferral election. A Participant’s deferral election as to Cash Compensation is “evergreen,” and will automatically continue to apply to Cash Compensation earned in subsequent calendar years (each, a “Year”), unless a Participant terminates the election in writing or delivers to the Company a new Deferral Election Form. Any such written termination or delivery of a new Deferral Election Form shall only be effective with respect to Cash Compensation earned during or after the Year following the Year in which the written termination or new Deferral Election Form is delivered to the Company.
(b)Restricted Stock Units. Each Director may elect to defer into the Plan the payment of all or any number of the shares under a restricted stock unit award (“Restricted Stock Units” or “RSUs”) earned in the next Year. Each share under an RSU represents one share of the common stock of FNFG, par value $0.01 per share (“FNFG Stock”). The Deferral Election Form shall set forth the percentage or number of shares under an RSU, the payment of which shall be deferred into the Plan. A Participant’s deferral election as to RSUs is not evergreen, and does not automatically continue to apply to RSUs earned in subsequent Years.

Section 4.Time of Elections.
(a)General Rule. Prior to the beginning of each Year, a Director may elect to defer the payment of all or any portion of his or her Cash Compensation and/or RSUs to be earned during the next following Year. The Deferral Election Form described in this Section becomes irrevocable as of the date delivered to the Company.
(b)Initial Deferral Elections. When a Director becomes initially eligible to participate in the Plan during a Year, he or she may defer the payment of Cash Compensation and/or RSUs to be earned during such Year by completing and delivering to the Company a Deferral Election Form within 30 days of becoming a director. The Deferral Election Form described in this Section becomes irrevocable as of the date delivered to the Company, and applies to Cash Compensation and/or RSUs earned after the date the Deferral Election Form becomes irrevocable.
(c)Subsequent Deferral Elections. Subject to any restrictions that may be imposed by the Committee, a Participant may further delay payment of all or any portion of an Account (as defined below) for a Year, or change the form of payment of such compensation; provided that the following requirements are met: (i) the election does not take effect for at least 12 months after the election is made; (ii) the election is made at least 12 months before the original payment date; and (iii) the new payment date is at least five years later than the original payment date.

Section 5.Accounts.
(a)Accounts for Post-2013 Amounts. For amounts earned on or after January 1, 2014, each Participant shall have a separate account for each Year that he or she participates in the Plan (each, an “Account”). The Accounts are bookkeeping entries maintained by the Company to record the payment obligation of the Company to a Director under the Plan. For each Account, the Committee shall establish separate subaccounts for deferrals of Cash Compensation (“Cash Subaccounts”) and RSUs (“RSU Subaccounts”) under the Plan.
(i)Cash Subaccounts. A Participant’s Cash Subaccount shall be credited with the amount of deferrals of Cash Compensation for a given Year at the time such amounts would otherwise have been paid to the Participant. The Cash Subaccounts shall be invested in one or more hypothetical investment options made available to Participants by the Committee. Each Cash Subaccount shall be adjusted for earnings or losses based on the performance of the hypothetical investment options selected. Participants shall be fully vested at all times in their Cash Subaccounts, including any earnings thereon. Any payment from a Participant’s Cash Subaccount shall be made in cash.
(ii)RSU Subaccounts. A Participant’s RSU Subaccount shall be credited with the number of shares under an RSU that are deferred in a given Year at the time such shares would otherwise have been paid to the Participant. RSUs are not actually invested in shares of FNFG Stock and Participants do not have any real or beneficial ownership in such shares unless and until shares of FNFG Stock are delivered to the Participant. Unless the Committee determines otherwise, effective as of the payment date for any dividend on the FNFG Stock, the RSU Subaccounts of each Participant who had a balance in his or her RSU Subaccount on the record date for such dividend shall be credited with the number of shares (including any fractional portion) obtained by dividing (i) the aggregate dollar amount of such dividend payable in respect of the number of shares in such Participant’s RSU Subaccounts (determined by multiplying the per share dividend by the number of shares held in the RSU Subaccounts on the record date for such dividend); by (ii) the per share Fair Market Value of the FNFG Stock on the payment date for such dividend. “Fair Market Value” means the closing price of a share of FNFG Stock on the day of determination, or such other value determined under any other method adopted by the Committee in its sole discretion. Participants shall vest in the number of shares credited to their RSU Subaccount as set forth in the applicable RSU award agreement. The number of whole shares credited to a Participant’s RSU Subaccount shall be paid in shares of FNFG Stock, with any fractional shares paid in cash. Such shares of FNFG Stock shall be paid under FNFG’s 2012 Equity Incentive Plan, or any successor thereto, and shall count against the shares available for issuance under such plan.
(b)Account for Pre-2014 Amounts. A Participant shall have one account for all amounts earned prior to January 1, 2014, excluding amounts that are grandfathered from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”) pursuant to Section 8(e) of the Plan (which shall be accounted for separately), and shall be permitted to elect one time and form of payment with respect to all amounts in such account. The account established pursuant to this Section shall be considered a single Account for purposes of Sections 4(c) and 6 of the Plan.

Section 6.Payment of Accounts.
(a)Timing of Payment. The timing of payment for each Account shall be: (i) January 1st of the Year following the Participant’s Separation from Service, or (ii) the later of January 1st of a specified year or January 1st of the Year following the Participant’s Separation from Service (each a “Payment Event”), as specified on the Deferral Election Form for such Account. Payment shall be made or commence on the date of the Payment Event or later in the Year containing the Payment Event. “Separation from Service” means the date a Participant ceases to be a member of both the Board of Directors of the Bank and the Board of Directors of the FNFG; provided, that the determination of whether a “separation from service” has occurred shall be made in accordance with the requirements of Section 409A.
(b)Form of Payment. The form of payment for each Account shall be: (i) lump sum, or (ii) up to ten annual installments, as specified on the Deferral Election Form for such Account.
(c)Death. In the event of the death of a Participant, whether before or after such Participant’s Separation from Service, any unpaid portion of such Participant’s Accounts shall be paid to the Participant’s Beneficiary in the form of a lump sum in the Year following the Year in which the Participant died; provided, however, if a Participant elected to receive payment of his or her Account for any Year prior to 2014 upon death in other than a lump sum, payment shall be made in the form specified in such election and shall not be made in the form of a lump sum. “Beneficiary” means any one or more persons or entities last designated by a Participant in writing to receive the balance of the Participant’s Accounts in the event of his or her death; provided, however, that if a Participant fails to designate a Beneficiary in writing, any unpaid portion of such Participant’s Accounts shall be paid to the executor or personal representative of the Participant’s estate.
(d)Prohibition on Accelerated Payment. Payment of all or a portion of a Participant’s Accounts may not be accelerated except as expressly permitted by Section 409A.

Section 7.Amendment and Termination. To the extent permitted by applicable law, the Board of Directors of FNFG may, at any time, and in its discretion, amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension or termination shall adversely affect such Participant’s rights with respect to vested amounts credited to his or her

Account without the consent of a Participant; and provided further that no such amendment, suspension or termination shall be effective if such action would result in a violation of Section 409A.

Section 8.Miscellaneous.
(a)No Right to Continuing Service. Nothing in the Plan or any instrument executed pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or its subsidiaries or interfere in any way with the right of the Company to terminate the Participant’s service at any time.
(b)Unfunded. All amounts provided under the Plan shall be paid from the general assets of the Company and no separate fund shall be established to secure payment of Plan benefits.
(c)No Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder prior to the date that such amounts are paid.
(d)Governing Law. The Plan shall be construed in accordance with the laws of the State of New York.
(e)Amounts Grandfathered from Section 409A. Any amounts that were “earned and vested” (within the meaning of Section 409A) before January 1, 2005, including any earnings on such amounts, are subject to the applicable terms of the Plan in effect before January 1, 2005.
(f)Section 409A. It is intended that the Plan comply with requirements of Section 409A, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent and any Company policy regarding compliance with or exemption from Section 409A, as such policy may be adopted and amended from time to time. In the event that any change made by the amendment and restatement of the Plan, effective December 10, 2013, would result in a violation of Section 409A if applied to amounts earned prior to such date, then the terms of the Plan immediately prior to December 10, 2013 shall apply so as to avoid such violation.
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